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                                                                   EXHIBIT 4.4.7
                             INTERCREDITOR AGREEMENT

        THIS INTERCREDITOR AGREEMENT, dated May 15, 1999 (this "Agreement"), is by and between IBJ Whitehall Bank & Trust Company (formerly IBJ Schroder Bank & Trust Company), a bank duly organized and existing under the laws of the State of New York ( "IBJ") in its capacity as trustee for the holders from time to time of certain indebtedness issued pursuant to the IBJ Indenture referred to below, and United States Trust Company of New York, a bank duly organized and existing under the laws of the State of New York ("US Trust") in its capacity as trustee for the holders from time to time of certain indebtedness issued pursuant to the US Trust Indenture referred to below.

                                 R E C I T A L:

        IBJ has entered into an Indenture, dated as of November 26, 1997 (as amended, supplemented, restated or otherwise modified from time to time, the "IBJ Indenture"), with CD Radio Inc. (the "Company") as trustee for the holders (the "IBJ Noteholders") of the Company's 15% Senior Secured Notes due 2007 (the "Old Notes"), and in connection therewith the Company has executed and delivered or will hereafter execute and deliver certain other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the IBJ Indenture, the "IBJ Documents");

        The obligations of the Company under the IBJ Indenture and the Old Notes issued thereunder are secured by the Pledged Collateral as more specifically set forth in the IBJ Documents;

        US Trust has entered into an Indenture, dated as of May 15, 1999 (as amended, supplemented, restated or otherwise modified from time to time, the "US Trust Indenture"), with the Company as trustee for the holders (the "US Trust Noteholders") of the Company's 14-1/2% Senior Secured Notes due 2009 (the "New Notes", and together with the Old Notes, the "Notes") and in connection therewith the Company has executed and delivered or will hereafter execute and deliver certain other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the US Trust Indenture, the "US Trust Documents");

        The obligations of the Company under the US Trust Indenture and the New Notes issued thereunder are secured by the Pledged Collateral as more specifically set forth in the US Trust Documents;

        Pursuant to the Amended and Restated Pledge Agreement dated as of May 15, 1999 (the "Pledge Agreement") among the Company, IBJ and US Trust, the Pledged Collateral shall be held by IBJ, as collateral agent (the "Collateral Agent") for IBJ, as trustee for the IBJ Noteholders and for US Trust, as trustee for the US Trust Noteholders; and

        The parties hereto desire to agree among themselves on certain rights, priorities and interests in the Pledged Collateral now or hereafter granted by the Company.






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        NOW, THEREFORE, the parties hereto hereby agree as follows:

       1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               "Accreted Value" shall have the meaning provided therefor in the IBJ Indenture.

               "Lien" shall mean any mortgage, pledge, lien, security interest, setoff right or other encumbrance, whether now existing or hereafter created, acquired or arising.

               "New Note Obligations" shall mean, collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of the New Notes, the US Trust Indenture and the other US Trust Documents.

               "Obligations" shall mean, collectively, the Old Note Obligations and the New Note Obligations.

               "Old Note Obligations" shall mean, collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of the Old Notes, the IBJ Indenture and the IBJ Documents.

               "Paid in full" shall mean indefeasible payment in full in lawful cash currency of the United States of America.

               "Pledged Collateral" shall have the meaning provided therefor in the Pledge Agreement.

               "Remedial Action" shall mean any claim, proceeding or action to foreclose upon, take possession or control of, sell, lease or otherwise dispose of, or in any other manner realize, take steps to realize or seek to realize upon, the whole or any part of any Pledged Collateral, whether pursuant to the UCC, by foreclosure, by setoff, by self-help repossession, by notification to account debtors, by deed in lieu of foreclosure, by exercise of power of sale, by judicial action or otherwise, or the exercise of any other remedies with respect to any Pledged Collateral, or under applicable law.

               "Required Parties" shall mean, at any time, IBJ Noteholders and US Trust Noteholders holding Notes having an aggregate Accreted Value or principal amount, as applicable, greater than fifty percent (50%) of the sum of the following amounts at such time: (i) the Accreted Value or principal amount, as applicable, of Old Notes outstanding at such time and (ii) the principal amount of New Notes outstanding at such time.

               "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, or, if another jurisdiction is specified in this Agreement, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

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        2. Rights and Remedies. The Old Note Obligations and New Note
Obligations are each secured by the Pledged Collateral. IBJ and US Trust, as trustees under the respective Indentures and on behalf of the respective Noteholders thereunder, agree that the priorities of the security interests which secure the Obligations under the respective Indentures and their rights in and to the Pledged Collateral shall at all times be equal and that each shall share and be equal in priority and rights with the other. IBJ agrees that it will not contest the validity, perfection, priority (as provided in this Agreement) or enforceability of US Trust's security interest in the Pledged Collateral for the benefit of the US Trust Noteholders. US Trust agrees that it will not contest the validity, perfection, priority (as provided in this Agreement) or enforceability of IBJ's security interest in the Pledged Collateral for the benefit of the IBJ Noteholders.

        3. Pledge Agreement. Each of the parties hereto acknowledges that the Pledged Collateral shall be held by the Collateral Agent in accordance with the terms of the Pledge Agreement.

        4. Foreclosure on Pledged Collateral. The Collateral Agent shall have the sole and exclusive right to take or exercise Remedial Actions with respect to the Pledged Collateral in accordance with the terms of the Pledge Agreement. The Required Parties shall have the sole and exclusive right to direct the Collateral Agent to take or fail to take any Remedial Action with respect to the Pledged Collateral as provided herein, in the Pledge Agreement or under applicable laws in any manner deemed appropriate by the Required Parties in their sole discretion and neither IBJ, US Trust, any IBJ Noteholder nor any US Trust Noteholder shall have the right itself (other than IBJ as Collateral Agent) to take any Remedial Action with respect to the Pledged Collateral. Notwithstanding the foregoing, nothing contained in this Section shall prohibit IBJ, US Trust, the IBJ Noteholders, the US Trust Noteholders or the Collateral Agent from filing a proof of claim in any case involving the Company, as debtor, under Title 11 of the United States Code, as amended, nor from intervening or participating in any other judicial proceeding to the extent necessary to establish or preserve its interests, subject in each case to the provisions of this Agreement.

        5. Notice of Acceleration. IBJ agrees to provide US Trust with prompt written notice of the acceleration of the Old Note Obligations pursuant to the IBJ Indenture. US Trust agrees to provide IBJ with prompt written notice of the acceleration of the New Note Obligations pursuant to the US Trust Indenture. Although the parties have agreed to provide notices of acceleration, the failure of a party to provide such notice shall not negate or in any way adversely affect or impair the validity of the declaration of such acceleration by the party making such declaration.

        6. Further Assurances. At any time and from time to time, IBJ, on the one hand, and US Trust, on the other hand, shall take any further action and execute and deliver to the other such additional documents and instruments as the other may reasonably request to effectuate the terms of and priorities contemplated by this Agreement.

        7. Termination, Rescission or Modification. The agreements and priorities set forth in this Agreement shall remain in full force and effect regardless of whether either party hereto in

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the future seeks to rescind, amend, terminate or reform, by liquidation or otherwise, its respective agreements with the Company.

        8. Notices. All notices and other written communications provided for in this Agreement shall be given in writing and sent by overnight delivery service (with charges prepaid) or by facsimile transmission with the original being sent by overnight delivery service (with charges prepaid) by the next succeeding business day, in each case addressed to the party to be notified as follows, or to such other address as a party may designate as to itself by like notice:

        If to IBJ at:        IBJ Whitehall Bank & Trust Company
                             One State Street, 10th Floor
                             New York, New York  10004
                             Attention:  Corporate Trust Administration
                             Fax No.: (212) 858-2952

        with copies to:      Kaye, Scholer, Fierman, Hays & Handler, LLP
                             425 Park Avenue
                             New York, New York  10022
                             Attention: Mitchel H. Perkiel, Esq.
                             Fax No.: (212) 836-8689

        If to US Trust at:   United States Trust Company of New York
                             114 West 47th Street
                             New York, New York 10036
                             Attention: Patricia Gallagher
                             Fax No.: (212) 852-1626

        with copies to:      Dow, Lohnes & Albertson
                             1305 Franklin Avenue
                             Suite 180
                             Garden City, New York 11530
                             Attention:  Larry I. Glick, Esq.
                             Fax No.: (516) 739-0896

        9. Rights are Independent of Time of Attachment or Perfection. The parties agree that their respective rights and priorities set forth herein shall exist and be enforceable independent of (i) the initiation of any bankruptcy, moratorium, reorganization or other insolvency proceeding with respect to the Company; (ii) the priorities which would otherwise result from the order of creation, attachment or perfection of any such security interests; (iii) the taking of possession of any of the Pledged Collateral by IBJ, US Trust, any IBJ Noteholder or any US Trust Noteholder; (iv) the time or order of attachment or perfection of the respective security interests or creation of the New Note Obligations or Old Note Obligations; (v) the time or order of filing of financing statements or (vi) any other matter whatsoever; and shall continue in full force and effect unless and until this Agreement shall have terminated in accordance with Section 18 hereof.

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        10. No Additional Rights for the Company Hereunder. Nothing in this
Agreement shall be construed to modify or relieve, in any way, the Company's obligation to perform its agreements under the IBJ Documents or under the US Trust Documents.

        11. No Third Party Rights. This Agreement shall not affect the rights of IBJ, on the one hand, and US Trust, on the other hand, relative to the rights of any person not specifically a party to this Agreement, including, but not limited to, the Company or any guarantors or other creditors thereof. Nothing in this Agreement is intended to affect, limit, or in any way diminish the security interests which IBJ or US Trust claim in the assets of the Company insofar as the rights of the Company and third parties are concerned. The parties hereto specifically reserve any and all of their respective rights, security interests and mortgage liens and right to assert security interests and mortgage liens against the Company and any third parties, including guarantors.

        12. Waiver of Marshaling. Each party to this Agreement hereby waives any right to require the other party to marshal any security or Pledged Collateral or otherwise to compel the other party to seek recourse against or satisfaction of the indebtedness owed under its respective Indenture from one source before seeking recourse or satisfactions from another source.

        13. Relation of Parties. This Agreement is entered into solely for the purposes set forth in the Recitals above, and, except as is expressly provided otherwise herein, neither party to this Agreement assumes any responsibility to the other party to advise such other party of information known to such party regarding the financial condition of the Company or regarding the Pledged Collateral or of any other circumstances bearing upon the risk of nonpayment of the obligations of the Company to the parties hereto. Each party shall be responsible for managing its relation with the Company and neither party shall be deemed the agent of the other party for any purpose, except to the extent that IBJ is acting as Collateral Agent with respect to the Pledged Collateral. IBJ may alter, amend, supplement, release, discharge or otherwise modify any terms of the IBJ Documents and US Trust may alter, amend, supplement, release, discharge or otherwise modify any terms of the US Trust Documents, without notice to or consent of the other.

        14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, provided that such successor or assign shall have agreed in writing to be bound by the terms of this Agreement and the Pledge Agreement.

        15. Copies of Documents; Consents. (a) IBJ hereby acknowledges and confirms that it has read and is familiar with the terms and provisions of the US Trust Indenture (as in effect on the date hereof) and the other US Trust Documents contemplated therein. US Trust hereby acknowledges and confirms that it has read and is familiar with the terms and provisions of the IBJ Indenture (as in effect on the date hereof) and the other IBJ Documents contemplated therein. The provisions of this Agreement are intended by the parties hereto to control any conflicting provisions which are contained in any IBJ Documents or US Trust Documents.

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               (b) IBJ, for itself and on behalf of the IBJ Noteholders,
consents to (i) the execution and delivery of the US Trust Indenture, any New Notes and any other US Trust Documents; (ii) the incurrence of any New Note Obligations and (iii) the granting of any Lien on the Pledged Collateral permitted by the US Trust Indenture to secure the New Note Obligations. US Trust, for itself and on behalf of the US Trust Noteholders, consents to (i) the execution and delivery of the IBJ Indenture, any Old Notes and any other IBJ Documents; (ii) the incurrence of any Old Note Obligations and (iii) the granting of any Lien on the Pledged Collateral permitted by the IBJ Indenture to secure the Old Note Obligations.

        16. Effective Date. This Agreement shall be effective as of the date on which it is designated as being executed, independent of the actual date each party hereto executes this Agreement.

        17. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

        18. Term of Agreement. This Agreement shall continue in full force and effect and shall be irrevocable by either party hereto until the earlier to occur of the following:

               (a) the parties mutually agree in writing to terminate this Agreement; or

               (b) all of the New Note Obligations or all of the Old Note Obligations owed by the Company are Paid in full.

        19. Section Titles. The section titles contained in this Agreement are for convenience only and are without substantive meaning or content of any kind and shall not be considered part of this Agreement.

        20. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        21. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. (a) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

        (b) EACH OF THE PARTIES HERETO SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF TO

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THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK
AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LEGAL ACTION, PROCEEDING OR JUDGMENT OR ANY SUCH COURT OR THAT SUCH LEGAL ACTION, PROCEEDING OR JUDGMENT IS BROUGHT OR OBTAINED IN AN INCONVENIENT COURT.

        22. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                                 IBJ WHITEHALL BANK & TRUST
                                                 COMPANY, as Old Note Trustee

                                                 By:    /s/ Luis Perez
                                                        ------------------------
                                                 Title: Assistant Vice President
                                                        ------------------------

                                                 UNITED STATES TRUST COMPANY OF
                                                 NEW YORK, as New Note Trustee

                                                 By:    /s/ Patricia Gallagher
                                                        ------------------------
                                                 Title: Assistant Vice President
                                                        ------------------------

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